Exhibit 4(b).3 EXECUTION VERSION Confidential portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission Dated 30 April 2018 NATIONAL GRID HOLDINGS ONE PLC and QUADGAS INVESTMENTS BIDCO LIMITED REMAINING ACQUISITION AGREEMENT relating to the acquisition of shares in GasD HoldCo (as defined herein) Linklaters LLP One Silk Street London EC2Y 8HQ Telephone (44-20) 7456 2000 Facsimile (44-20) 7456 2222 Ref L-262135

Table of Contents Contents Page 1 Interpretation ......................................................................................................................... 1 2 Acquisition of the Remaining Sale Assets ............................................................................. 8 3 Consideration ........................................................................................................................ 9 4 Sell Notice and Purchase Notice ........................................................................................ 10 5 Conditions ............................................................................................................................11 6 Remaining Closing .............................................................................................................. 13 7 Warranties ........................................................................................................................... 15 8 Confidentiality ...................................................................................................................... 15 9 Other Provisions .................................................................................................................. 16 Schedule 1 Remaining Closing Obligations (Clause 6.2) ............................................................... 23 Schedule 2 Seller’s Warranties (Clause 7.1)................................................................................... 24 Schedule 3 Warranties given by the Investor (Clause 7.2) ............................................................. 25 Schedule 4 Limits and Claims ......................................................................................................... 26 Schedule 5 Sell Notice .................................................................................................................... 31 Schedule 6 Purchase Notice ........................................................................................................... 32 i

Remaining Acquisition Agreement This Agreement is made as a deed on 30 April 2018 between: (1) NATIONAL GRID HOLDINGS ONE PLC a company incorporated in the United Kingdom with registered number 2367004 and whose registered office is at 1-3 Strand, London WC2N 5EH, United Kingdom (the “Seller”); and (2) QUADGAS INVESTMENTS BIDCO LIMITED a company incorporated in the United Kingdom with registered number 10487004 and whose registered office is at 18 St Swithin’s Lane, London EC4N 8AD and whose former name was Tellsid Investments Limited (the “Investor”). Whereas: (A) On 8 December 2016: (i) the Seller and the Investor entered into the Acquisition Agreement relating to, amongst other things, the subscription of Shares and the acquisition by GasD MidCo of GasD OpCo and GasD PropCo; and (ii) the Seller and the Investor entered into a memorandum of understanding relating to the acquisition of Further Shares in GasD HoldCo. (B) On 10 February 2017, GasD HoldCo was incorporated. (C) On 31 March 2017: (i) the subscription of Shares and the acquisition by GasD MidCo of GasD OpCo and GasD PropCo completed pursuant to and in accordance with the Acquisition Agreement; and (ii) the Seller and the Investor entered into a Further Acquisition Agreement relating to, amongst other things, the acquisition by the Investor of the Further Shares and the Further Debt. (D) Pursuant to this Agreement the Seller has agreed to sell and the Investor has agreed to purchase: (i) the Remaining Shares; and (ii) the Seller Debt. It is agreed as follows: 1 Interpretation In this deed (the “Agreement”), unless the context otherwise requires, the provisions in this Clause 1 apply: 1.1 Definitions “Acquisition Agreement” means the agreement entered into on 8 December 2016 between the Investor and the Seller (as acceded to by GasD HoldCo, GasD PledgeCo and GasD Midco) and as amended and restated on 30 March 2017 relating to, amongst other things, the subscription of Shares and the acquisition by GasD MidCo of GasD OpCo and GasD PropCo; 1

“Additional Investment” has the meaning given to it in Clause 2.3; “Agreed Form” means, in relation to any document, such document in the form agreed between the Seller and the Investor and signed for identification by the Investor’s Lawyers and the Seller’s Lawyers on the date of this Agreement with such alterations as may be agreed in writing between the Seller and the Investor from time to time; “Affiliate” has the meaning given to it in the Shareholders’ Agreement; “Business Day” means a day which is not a Saturday, a Sunday or a public holiday in England; “Claim” means any claim arising out of or in connection with any Transaction Document excluding: (i) any claim for breach of the Seller’s Warranties; or (ii) any Cornerstone Claim; “Closing” means the completion of the acquisition of GasD OpCo and GasD PropCo by GasD MidCo pursuant to the Acquisition Agreement; “Closing Date” means the date on which Closing took place, being 31 March 2017; “Competent Authority” means: (i) any person (whether autonomous or not) having legal and/or regulatory authority and/or enforcement powers, including Gas and Electricity Markets Authority, Office of Gas and Electricity Markets, the Health and Safety Executive, the European Commission and the Competition and Markets Authority; (ii) any court of law or tribunal in any jurisdiction; and/or (iii) any Tax Authority; “Confidentiality Agreements” means each of the confidentiality agreements pursuant to which NG plc made available to the recipient named therein certain confidential information relating to the Seller’s Group entered into with: (i) Macquarie Infrastructure and Real Assets (Europe) Limited dated 28 July 2016 (as amended); (ii) Dalmore Infrastructure Investments 2 Limited Partnership dated 1 August 2016 (as amended); (iii) Dalmore Infrastructure Investments 2 Limited Partnership dated 24 August 2016 (as amended); (iv) Allianz Capital Partners GmbH, London Branch dated 27 July 2016; (v) Amber Infrastructure Limited dated 25 July 2016 (as amended); (vi) CIC Capital Corporation dated 4 August 2016 (as amended); and (vii) Hermes GPE LLP dated 4 August 2016 (as amended) and “Confidentiality Agreement” means any one of them; “Cornerstone Claim” means any claim for a breach of the Seller’s obligations under Clauses 2.1 and 2.2; “CTA 2010” means the Corporation Tax Act 2010; “Debt” means the principal amount of any loans, borrowings or indebtedness (together with any accrued interest) provided to GasD HoldCo by a Shareholder, its Affiliates or any Investor Shareholder Affiliate, including any new Debt contributed by any of the Shareholders between Closing and Remaining Closing, but shall exclude any loans, borrowings or indebtedness provided to GasD HoldCo in the ordinary course of business which is not in connection with such Shareholder’s holding of Shares; 2

FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions. “Debt Capitalisation” means any capitalisation of Debt after the date of this Agreement (which, for the avoidance of doubt, shall exclude any capitalisation pursuant to the Post- Closing Implementation Steps); “Debt Capitalisation Shares” means any Shares issued as a result of any Debt Capitalisation (including any such Shares as consolidated, subdivided or redesignated on a non-dilutive basis); “Director” has the meaning given to it in the Shareholders’ Agreement; “Distribution Amount” means the total amount of any (i) dividends, or other distribution of profits or assets (including any distribution as defined in Part 23 of the CTA 2010), actually paid or declared but not yet paid in respect of the Shares; and (ii) any interest on, and any principal of, any Debt actually paid or repaid (excluding the GasD OpCo Adjustment (as defined in the Acquisition Agreement) of £32,711,401), in each case between Closing and Remaining Closing; “Encumbrance” means any claim, charge, mortgage, lien, option, equitable right, power of sale, pledge, hypothecation, retention of title, right of pre-emption, right of first refusal or other third party right or security interest of any kind or an agreement, arrangement or obligation to create any of the foregoing; “Escalation Factor” means: [***] “Further Acquisition Agreement” means the agreement entered into on 31 March 2017 between the Investor and the Seller relating to, amongst other things, the acquisition of the Further Shares and the Further Debt; “Further Closing” has the meaning given to it in the Further Acquisition Agreement; “Further Closing Date” has the meaning given to it in the Further Acquisition Agreement; “Further Debt” has the meaning given to it in the Further Acquisition Agreement; “Further Shares” has the meaning given to it in the Further Acquisition Agreement; “GasD Group” means GasD HoldCo and any GasD Group Companies from time to time; “GasD Group Companies” means GasD HoldCo together with any other subsidiaries of GasD HoldCo from time to time and “GasD Group Company” means any one of them; “GasD HoldCo” means Quadgas HoldCo Limited, a company incorporated in the United Kingdom with registered number 10614254 and whose registered office is at Ashbrook Court Prologis Park, Central Boulevard, Coventry, CV7 8PE, United Kingdom; “GasD MidCo” means Quadgas MidCo Limited, a company incorporated in the United Kingdom with registered number 10615396 and whose registered office is at Ashbrook Court Prologis Park, Central Boulevard, Coventry, CV7 8PE, United Kingdom; “GasD OpCo” means Cadent Gas Limited, a company incorporated in the United Kingdom with registered number 10080864 and whose registered office is at Ashbrook Court Prologis Park, Central Boulevard, Coventry, CV7 8PE, United Kingdom; 3

FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions. “GasD PledgeCo” means Quadgas PledgeCo Limited, a company incorporated in the United Kingdom with registered number 10614954 and whose registered office is at Ashbrook Court Prologis Park, Central Boulevard, Coventry, CV7 8PE, United Kingdom; “GasD PropCo” means Cadent Services Limited, a company incorporated in the United Kingdom with registered number 10080921 and whose registered office is at Ashbrook Court Prologis Park, Central Boulevard, Coventry, CV7 8PE, United Kingdom; “Interest” has the meaning given to it in the Shareholders’ Agreement; “Investor Loan Amount” means an amount equal to [***]; “Investor Shareholder” has the meaning given to it in the Shareholders’ Agreement; “Investor Shareholder Affiliate” has the meaning given to it in the Shareholders’ Agreement; “Investor’s Group” means the Investor and its subsidiaries from time to time; “Investor’s Lawyers” means CMS Cameron McKenna Nabarro Olswang LLP, Cannon Place, 78 Cannon Street, London EC4N 6AF; “Laws” means the laws and regulations applicable to any member of the GasD Group or any Shareholder (as appropriate) including, where applicable, the rules of any stock exchange on which the securities of a Shareholder are listed or other governmental or regulatory body to which a Shareholder is subject; “LIBOR” means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for pounds Sterling for the relevant period displayed on page LIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate); “Long Stop Date” means 31 January 2020; “Losses” means all losses, liabilities (including to Tax), costs (including reasonably incurred legal costs and experts’ and consultants’ fees), charges, expenses, actions, proceedings, claims and demands, other than VAT that is recoverable; “NG plc” means National Grid plc, a company incorporated in the United Kingdom with registered number 4031152 and whose registered office is at 1-3 Strand, London WC2N 5EH, United Kingdom; “parties” means the parties to this Agreement from time to time, and “party” means any one of them; “Permitted Regulatory Condition” means any bona fide mandatory and suspensory material consent, clearance, approval or permission (including, without limitation, any mandatory and suspensory regulatory or anti-trust approvals) necessary to enable the Seller to be able to complete a transfer of the Remaining Sale Assets to the Investor under: (a) the rules or regulations of any stock exchange on which the Investor, the Seller or any of their Affiliates is quoted; or (b) the rules or regulations of any governmental, statutory or regulatory body in those jurisdictions where the Seller, the Investor, GasD HoldCo or any of their Affiliates carries on business; 4

“Post-Closing Implementation Steps” has the meaning given to it in the Acquisition Agreement; “Purchase Notice” has the meaning given to it in Clause 4.2; “Regulation” has the meaning given to it in Clause 5.1.2; “Relief” includes any right to repayment of Taxation from a Tax Authority and any relief, loss, allowance, set-off or credit in respect of Taxation and any deduction in computing or against profits for Taxation purposes; “Remaining Acquisition Payment” means the consideration to be paid by the Investor to the Seller for the Remaining Sale Assets, being a sum equal to: ퟐퟓ ퟐퟓ {(Investor Loan Amount x ) minus (Distribution Amount x )} ퟔퟏ ퟏퟎퟎ X the Escalation Factor “Remaining Closing” means the completion of the sale and purchase of the Remaining Sale Assets pursuant to Clause 6; “Remaining Closing Date” means the date on which Remaining Closing takes place; “Remaining Debt Consideration” has the meaning given to it in Clause 3.1.1; “Remaining Sale Assets” means the Remaining Shares and the Seller Debt; “Remaining Shares” means the aggregate of: (i) 1,276,395,445 Shares or, if different as a result of a non-dilutive consolidation, sub- division or other redesignation of the Shares (but excluding as a result of any issue of Debt Capitalisation Shares), such other number of shares in the capital of GasD HoldCo as carry the same proportion of voting rights and rights to participate in the profits and assets of GasD HoldCo as an aggregate of 12,500 Shares had at Closing; and (ii) 25 per cent. of any Debt Capitalisation Shares; “Remaining Share Consideration” has the meaning given to it in Clause 3.1.2; “Remaining Subscription Agreement” means the subscription agreement to be entered into between the Investor, the Investor Shareholder and certain Investor Shareholder Affiliates in connection with, among other things, the funding of the Investor for the purposes of discharging the Investor’s obligations pursuant to Clause 6.4; “SDRT” means Stamp Duty Reserve Tax; “Sell Notice” has the meaning given to it in Clause 4.1; “Seller Debt” means any Debt owed by GasD HoldCo to the Seller and/or its Affiliates immediately following any Debt Capitalisation and any new Debt contributed by the Seller and/or its Affiliates between Closing and Remaining Closing, reduced by the amount of any principal repayment made by GasD HoldCo prior to Remaining Closing (which for the 5 avoidance of doubt shall not include any Further Debt to be acquired pursuant to the Further Acquisition Agreement); “Seller’s Group” means the Seller and its subsidiaries from time to time excluding, for the avoidance of doubt, the GasD Group from the Closing Date; “Seller’s Lawyers” means Linklaters LLP of One Silk Street, London EC2Y 8HQ, United Kingdom; “Seller’s Warranties” means the warranties given by the Seller set out in Schedule 2, and “Seller’s Warranty” means any one of them; “Shareholder” has the meaning given to it in the Shareholders’ Agreement; “Shareholders’ Agreement” means the shareholders’ agreement entered into on the Closing Date between the Seller, the Investor, GasD HoldCo, GasD OpCo and certain other members of the GasD Group pursuant to the Acquisition Agreement; “Shares” means the ordinary shares of £0.0001 each in the capital of GasD HoldCo (previously being the ordinary shares of £1.00 each in the capital of GasD HoldCo whose nominal value was reduced on 25 January 2018 to £0.0001 each in the capital of GasD HoldCo pursuant to a reduction of capital); “Surviving Clauses” means Clauses 1, 5.4, 8 and 9.2 to 9.15, and “Surviving Clause” means any one of them; “Tax Authority” means any taxing or other authority competent to impose any liability in respect of Taxation or responsible for the administration, assessment and/or collection of Taxation or enforcement of any law in relation to Taxation; “Taxation” or “Tax” means all forms of taxation whether direct or indirect and whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value or other reference and statutory, governmental, state, provincial, local governmental or municipal impositions, duties, contributions rates and levies (including social security contributions and other payroll taxes), whenever and wherever imposed (whether imposed by way of a withholding or deduction for or on account of tax or otherwise) and in respect of any person and all penalties, charges, costs and interest relating thereto; “Threshold Transfer” has the meaning given to it in the Shareholders’ Agreement; “Transaction” means the proposed sale of the Remaining Sale Assets by the Seller to the Investor pursuant to the terms of this Agreement; “Transaction Documents” means this Agreement and all agreements entered into pursuant to this Agreement, and “Transaction Document” means any one of them; “Transfer” has the meaning given to it in the Shareholders’ Agreement; and “VAT” means within the European Union such Taxation as may be levied in accordance with (but subject to derogations from) Council Directive 2006/112/EC and outside the European Union any similar Taxation levied by reference to added value or sales. 1.2 Singular, plural, gender References to one gender include all genders and references to the singular include the plural and vice versa. 6

1.3 References to persons and companies References to: 1.3.1 a person include any company, partnership or unincorporated association (whether or not having separate legal personality); and 1.3.2 a company include any company, corporation or body corporate, wherever incorporated. 1.4 References to subsidiaries and holding companies The words “holding company”, “parent undertaking”, “subsidiary” and “subsidiary undertaking” shall have the same meaning in this Agreement as their respective definitions in the Companies Act 2006. 1.5 Connected persons A person shall be deemed to be connected with another if that person is connected with such other within the meaning of Section 1122 of CTA 2010. 1.6 Schedules etc. References to this Agreement shall include any Recitals and Schedules to it and references to Clauses and Schedules are to Clauses of, and Schedules to, this Agreement. References to paragraphs and Parts are to paragraphs and Parts of the Schedules. 1.7 Headings Headings shall be ignored in interpreting this Agreement. 1.8 Reference to documents References to any document (including this Agreement), or to a provision in a document, shall be construed as a reference to such document or provision as amended, supplemented, modified, restated or novated from time to time. 1.9 Modification etc. of statutes References to a statute or statutory provision include that statute or provision as from time to time modified or re-enacted or consolidated whether before or after the date of this Agreement so far as such modification or re-enactment or consolidation applies or is capable of applying to any transactions entered into in accordance with this Agreement provided that nothing in this Clause 1.9 shall operate to increase the liability of any party beyond that which would have existed had this Clause been omitted. 1.10 Information References to books, records or other information mean books, records or other information in any form including paper, electronically stored data, magnetic media, film and microfilm. 1.11 Legal terms References to any English legal term shall, in respect of any jurisdiction other than England, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction. 7

1.12 Non-limiting effect of words The words “including”, “include”, “in particular” and words of similar effect shall not be deemed to limit the general effect of the words that precede them. 1.13 Extent of obligation to “procure” or “ensure” If: 1.13.1 a party (the “Obligor”) is obliged under any provision of this Agreement to “procure” or “ensure” that another person performs (or refrains from performing) any act; and 1.13.2 the Obligor does not Control (as that term is defined in the Shareholders’ Agreement) the other person, then the Obligor’s obligations under that provision shall be limited to: 1.13.3 if the Obligor holds any voting securities in the capital of the other party, exercising all voting rights attaching to those securities; and 1.13.4 if the Obligor is party to any agreement relating to the management and control of the other person (including, in the case of the GasD Group, the Shareholders’ Agreement), exercising all rights available to it under such agreement, in each case for the purposes set out in the relevant provision of this Agreement. 1.14 Payments All payments to be made pursuant to or in connection with this Agreement shall be made in pounds Sterling, being the lawful currency of the United Kingdom, unless otherwise indicated. 2 Acquisition of the Remaining Sale Assets 2.1 Remaining Shares 2.1.1 On and subject to the terms of this Agreement the Seller shall sell, and the Investor shall purchase, the Remaining Shares. 2.1.2 The Remaining Shares shall be sold by the Seller with full title guarantee, free from any Encumbrances and together with all rights and advantages attaching to them as at Remaining Closing (including the right to receive all dividends or distributions declared in respect of such Remaining Shares on or after Remaining Closing). 2.1.3 All of the Remaining Shares (and not some only) shall be acquired by the Investor. 2.2 Seller Debt On and subject to the terms of this Agreement the Seller shall, or shall procure that any of its Affiliates shall, assign to the Investor the Seller Debt (including any accrued but unpaid interest). 2.3 Additional Investment If any Shares (other than any Debt Capitalisation Shares) are to be issued for value or new Debt is to be contributed by any of the Shareholders between the date of this Agreement and Remaining Closing (the “Additional Investment”), the parties undertake, following the 8 date of this Agreement and prior to Remaining Closing, to enter into good faith discussions to agree, prior to such Additional Investment being completed, such amendments to this Agreement as the parties deem necessary or appropriate to reflect the impact of (and any further consideration for) the Additional Investment, it being the intention of the parties to ensure that under this Agreement the Investor will acquire from the Seller: 2.3.1 25 per cent. of the entire issued share capital of GasD HoldCo; and 2.3.2 subject to any Debt acquired or to be acquired by the Investor from the Seller pursuant to the Further Acquisition Agreement, any Debt owed by GasD HoldCo to the Seller and/or its Affiliates. For the avoidance of doubt, no amendment made to this Agreement pursuant to this Clause 2.3 shall result in a reduction of the amount of the Remaining Acquisition Payment to be paid for the Remaining Sale Assets (as defined before giving effect to such amendment to this Agreement in respect of the Additional Investment) in accordance with this Agreement. 2.4 Seller undertaking Subject always to the terms of the Further Acquisition Agreement, the Seller undertakes that it will not: 2.4.1 Transfer any Interest in any Shares, including any Debt Capitalisation Shares; or 2.4.2 (i) sell, assign, transfer or otherwise dispose of, or grant any option over; (ii) create or permit to subsist any Encumbrance over; (iii) enter into any agreement in respect of any rights attached to; or (iv) renounce or assign any right to receive payment in respect of, Debt, if and to the extent that such Transfer or such sale, assignment, transfer, disposal, grant, Encumbrance, entry into agreement or renunciation (as the case may be) would prevent the Seller from satisfying its obligations under this Agreement consequent upon the giving of a Sell Notice or a Purchase Notice (as the case may be). 2.5 Threshold Transfer The entry into the Remaining Subscription Agreement by the parties thereto will constitute a Threshold Transfer. Each of the parties undertakes to the other to comply with its respective obligations pursuant to clause 20.5 of the Shareholders’ Agreement in connection with such Threshold Transfer. 3 Consideration 3.1 Amount 3.1.1 The amount of the consideration to be paid by the Investor for the assignment of the Seller Debt under this Agreement shall be an amount equal to the sum of the outstanding principal of, and accrued but unpaid interest on, such Seller Debt as at the Remaining Closing Date (the “Remaining Debt Consideration”). 3.1.2 The amount of the consideration to be paid by the Investor for the purchase of the Remaining Shares under this Agreement shall be an amount equal to: (i) the Remaining Acquisition Payment; less 9

(ii) the Remaining Debt Consideration, (the “Remaining Share Consideration”). 3.2 Payment of Remaining Acquisition Payment The Remaining Acquisition Payment shall be paid by way of cash payment pursuant to Clause 6.54. 3.3 Adjustment to the Remaining Share Consideration If any payment is made by the Seller to the Investor in respect of any claim for any breach of this Agreement (or any agreement entered into under this Agreement), the payment shall be treated so far as lawfully possible as an adjustment of the Remaining Share Consideration that is paid by the Investor on the Remaining Closing Date for the Remaining Shares under this Agreement and the Remaining Share Consideration shall be deemed to have been reduced by the amount of such payment. 4 Sell Notice and Purchase Notice 4.1 Sell Notice 4.1.1 In consideration of the promise by the Investor, if demanded, to pay £1.00 to the Seller with effect from the date of this Agreement, the Seller may require the Investor to acquire the Remaining Sale Assets on the terms of this Agreement by giving the Investor not less than six months’ prior written notice substantially in the form set out in Schedule 5 (the “Sell Notice”). 4.1.2 The Sell Notice shall specify the Remaining Closing Date which shall be a Business Day in the period between 1 March 2019 and 30 June 2019 (inclusive), or such other time period as the parties may agree in writing. 4.1.3 The Sell Notice, once given by the Seller, may not be revoked without the written consent of the Investor. 4.1.4 If the Seller has not given a Sell Notice to the Investor by 5.00 p.m. on 31 December 2018 in accordance with Clause 4.1 then Clause 4.1.1 shall terminate and the Seller shall cease to have any further rights thereunder. 4.2 Purchase Notice 4.2.1 In consideration of the promise by the Seller, if demanded, to pay £1.00 to the Investor with effect from the date of this Agreement, if the Seller has not given a Sell Notice to the Investor by 5.00 p.m. on 31 December 2018 in accordance with Clause 4.1 the Investor may at any time in the period between 1 January 2019 and 30 April 2019 require the Seller to sell the Remaining Sale Assets on the terms of this Agreement by giving not less than six months’ prior written notice substantially in the form set out in Schedule 6 (the “Purchase Notice”). 4.2.2 The Purchase Notice shall specify the Remaining Closing Date which shall be a Business Day in the period between 1 July 2019 and 31 October 2019 (inclusive), or such other time period as the parties may agree in writing. 4.2.3 The Purchase Notice, once given by the Investor, may not be revoked without the written consent of the Seller. 10

4.2.4 If: (a) if the Seller has not given a Sell Notice to the Investor by 5.00 p.m. on 31 December 2018 in accordance with Clause 4.1; and (b) the Purchaser has not given a Purchase Notice to the Seller in accordance with Clause 4.2.1 by 5.00 p.m. on 30 April 2019, then this Agreement (other than the Surviving Clauses) shall automatically terminate with immediate effect at 5.00 p.m. on 30 April 2019 and neither the Seller nor the Investor shall have any Claim against the other under it, save in relation to any breach that occurred prior to the time of such termination. 4.3 No obligation to Serve Sell Notice or Purchase Notice This Agreement does not impose any obligation on: 4.3.1 the Seller to serve a Sell Notice; or 4.3.2 the Investor to serve a Purchase Notice. 5 Conditions 5.1 Permitted Regulatory Conditions 5.1.1 The Investor and the Seller shall, subject to Clause 5.2.3, have the right to require that Remaining Closing is conditional on the satisfaction of any Permitted Regulatory Conditions or adjustments to existing Permitted Regulatory Conditions, but only to the extent the parties agree (acting reasonably) that such Permitted Regulatory Conditions (or adjustments to the same) are necessary to be able to complete lawfully the transfer of the Remaining Sale Assets. This right can be exercised by the party: (i) delivering a Sell Notice or a Purchase Notice, by identifying any Permitted Regulatory Condition in its notice; or (ii) receiving a Sell Notice or a Purchase Notice, by delivering written notice to the other party of any Permitted Regulatory Condition within ten (10) Business Days of its receipt of such notice. 5.1.2 Notwithstanding any other provision of this Agreement, the Investor and the Seller hereby agree that the following shall constitute a Permitted Regulatory Condition to the extent that the Transaction either constitutes (or is deemed to constitute under Article 4(5)) a concentration falling within the scope of Council Regulation (EC) 139/2004 (as amended) (the “Regulation”) or is to be examined by the European Commission as a result of a decision under Article 22(3) of the Regulation: (i) the European Commission taking a decision (or being deemed to have taken a decision) under Article 6(1)(b) or, if the Commission has initiated proceedings pursuant to Article 6(1)(c), under Article 8(1) or 8(2) of the Regulation declaring the Transaction compatible with the internal market, without imposing any conditions or obligations that are not on terms reasonably satisfactory to the parties; or (ii) the European Commission taking a decision (or being deemed to have taken a decision) to refer the whole or part of the Transaction to the competent authorities of one or more Member States under Articles 4(4) or 9(3) of the Regulation; and 11

(a) each such authority taking a decision with equivalent effect to Clause 5.1.2(i) with respect to those parts of the Transaction referred to it; and (b) the European Commission taking any decisions under Clause 5.1.2(i) with respect to any part of the Transaction retained by it. 5.1.3 The satisfaction of any Permitted Regulatory Condition required pursuant to Clause 5.1.2 shall be the responsibility of the Investor. 5.2 Responsibility for satisfaction 5.2.1 If either the Seller or the Investor exercises its rights under Clause 5.1, then each of the Seller and the Investor shall use all reasonable endeavours and take all steps necessary to ensure the satisfaction of any Permitted Regulatory Condition applying to it as soon as reasonably practicable after the delivery of a Sell Notice or a Purchase Notice (as the case may be) and in any event so as to enable Remaining Closing to occur before the Long Stop Date, which shall include, but not be limited to, each of the Seller and the Investor promptly providing such information in relation to itself and the Seller’s Group or the Investor’s Group or any Investor Shareholder Affiliate (respectively) and any explanation or clarification of or further information in relation to any aspect of any Permitted Regulatory Condition as may be reasonably necessary to procure the satisfaction of such condition before the Long Stop Date provided that this shall not require either party, its Affiliates or any Investor Shareholder Affiliate to take such action which would be likely to have such a detrimental effect on the current or future development of the business of that party, its Affiliates or Investor Shareholder Affiliates, that it would be unreasonable to expect that party, its Affiliates or Investor Shareholder Affiliates, to take it. 5.2.2 Each of the Seller and the Investor shall give notice to the other of the satisfaction of any relevant Permitted Regulatory Condition applying to it within two Business Days of becoming aware of the same. 5.2.3 Any party to whom a Permitted Regulatory Condition applies may, in its sole discretion, elect to waive, by notice in writing to the other party, compliance with that requirement insofar as it relates to itself. 5.3 Process for satisfaction 5.3.1 Without prejudice to Clause 5.2, the Seller and the Investor agree that all requests and enquiries from any government, governmental, supranational or trade agency, court or other regulatory body which relate to the satisfaction of any Permitted Regulatory Condition shall be dealt with by the Seller and the Investor in consultation with each other and the Seller and the Investor shall promptly co- operate with and provide all necessary information and assistance reasonably required by such government, agency, court or body upon being requested to do so by the other. 5.3.2 The Seller and the Investor undertake to one another to prepare and submit any necessary notifications to the relevant Competent Authority which are necessary to obtain the relevant clearance for a Permitted Regulatory Condition as soon as 12 reasonably practicable after the date of delivery of a Sell Notice or a Purchase Notice. 5.3.3 The Seller and the Investor undertake to one another to keep one another fully informed as to progress towards satisfaction of any Permitted Regulatory Condition applying to it and each of them shall provide the other or their nominated advisors with draft copies of the initial submissions and all material communications to the Competent Authority in relation to satisfying such condition, allowing the other party a reasonable opportunity to provide comments on such submissions and communications before they are submitted (other than any part of such documentation and information that contains commercially sensitive information relating to the business of the Investor’s Group, any Investor Shareholder Affiliate or the Seller’s Group (as the case may be) and/or is otherwise confidential in the reasonable assessment of the Investor or the Seller (respectively)). 5.4 Non-satisfaction/waiver If any Permitted Regulatory Condition is not satisfied or waived by 5.00 p.m. on the Long Stop Date the Investor or the Seller may, in its sole discretion, terminate this Agreement (other than the Surviving Clauses) and neither the Seller nor the Investor shall have any Claim against the other under it, save for any Claim arising from breach of any obligation contained in Clause 5.2. 6 Remaining Closing 6.1 Date and place Subject to Clause 5 and Clause 6.2, Remaining Closing shall take place at 10.00 a.m. at the offices of the Seller’s Lawyers on: 6.1.1 the date set out in the Sell Notice; or, if applicable 6.1.2 the date set out in the Purchase Notice; or 6.1.3 if the fulfilment or waiver of the requirement to satisfy any Permitted Regulatory Conditions (as contemplated in Clause 5) has not occurred prior to the Remaining Closing Date (being such date as set out in a Sell Notice or Purchase Notice (as the case may be)), on the date being 15 Business Days following fulfilment or waiver of any Permitted Regulatory Conditions provided that the date of such fulfilment or waiver is not later than the Long Stop Date; or 6.1.4 at such other location and at such other time or on such other date as may be agreed in writing between the Investor and the Seller. 6.2 Separate closings The Further Closing Date shall be not less than one Business Day prior to the Remaining Closing Date. 6.3 Remaining Closing events 6.3.1 On Remaining Closing: (i) the Seller shall deliver or take (or cause to be delivered or taken) the documents and actions listed in Part A of Schedule 1; and 13

(ii) the Investor shall deliver or take (or cause to be delivered or taken) the documents and actions listed in Part B of Schedule 1. 6.3.2 The Seller may waive some or all of the obligations of the Investor as set out in Part B of Schedule 1 and the Investor may waive some or all of the obligations of the Seller as set out in Part A of Schedule 1. 6.4 Payment on Remaining Closing At Remaining Closing, the Investor shall pay the Remaining Acquisition Payment in cleared funds to the Seller. 6.5 Amendments to the Shareholders’ Agreement 6.5.1 On the date of Remaining Closing, the Seller and the Investor shall, and shall procure that the GasD Group Companies that are parties to the Shareholders’ Agreement shall, enter into such documents and pass such resolutions as may be necessary to amend the Shareholders’ Agreement such that: (i) clauses 6.2.1 to 6.2.3 (inclusive) of the Shareholders’ Agreement shall constitute “Surviving Provisions” as defined in, and for the purpose of, the Shareholders’ Agreement to the extent that they relate to any Tax Matters or Tax Documents (each as defined in the Shareholders’ Agreement) that relate to or may affect the liability to Taxation, liability under Schedule 11 to the Acquisition Agreement, effectiveness of a Degrouping Election (as defined in the Acquisition Agreement) or right to payment, set-off or credit under Schedule 11 to the Acquisition Agreement, in each case, of a member of the Seller’s Group; and (ii) clause 6.9 of the Shareholders’ Agreement shall constitute a “Surviving Provision” as defined in, and for the purpose of, the Shareholders’ Agreement. 6.6 Breach of Remaining Closing obligations If a party fails to comply with any material obligation in Clauses 6.3, 6.4, or Schedule 1, the Investor, in the case of non-compliance by the Seller, or the Seller, in the case of non- compliance by the Investor, shall be entitled (without prejudice to the right to claim damages or other compensation) by written notice to the other served on the Remaining Closing Date: 6.6.1 provided that Remaining Closing has been deferred under Clause 6.6.3 by the party serving notice hereunder on not less than two occasions, to terminate this Agreement (other than the Surviving Clauses) without liability on their part; 6.6.2 to effect Remaining Closing so far as practicable having regard to the defaults which have occurred; or 6.6.3 to fix a new date for Remaining Closing in which case the provisions of Schedule 1 shall apply to Remaining Closing as so deferred but provided such deferral may only occur once. 14

7 Warranties 7.1 The Seller’s Warranties The Seller warrants to the Investor that: 7.1.1 the statements set out in Schedule 2 are true and accurate as of the date of this Agreement; and 7.1.2 the statements set out in Schedule 2 will be true and accurate at Remaining Closing as if they had been repeated at Remaining Closing. 7.2 The Investor’s warranties The Investor warrants to the Seller that: 7.2.1 the statements set out in Schedule 3 are true and accurate as of the date of this Agreement; and 7.2.2 the statements set out in Schedule 3 will be true and accurate at Remaining Closing as if they had been repeated at Remaining Closing. 8 Confidentiality 8.1 Announcements Until the earlier of Remaining Closing and the Long Stop Date, no announcement, communication or circular in connection with the existence or the subject matter of this Agreement shall be made or issued by or on behalf of any member of the Seller’s Group or any member of the Investor’s Group or any GasD Group Company without the prior written approval of the Seller and the Investor. This shall not affect any announcement, communication, or circular required by law or any governmental or regulatory body or the rules of any stock exchange on which the shares of either party or its holding company are listed, but the party with an obligation to make an announcement or communication or issue a circular (or whose holding company has such an obligation) shall consult with the other party (or shall procure that its holding company consults with the other party) insofar as is reasonably practicable before complying with such an obligation. 8.2 Confidentiality 8.2.1 Subject to Clauses 8.1 and 8.2.2, each of the Seller and the Investor shall treat as strictly confidential and not disclose or use any confidential information received or obtained as a result of entering into this Agreement (or any agreement entered into pursuant to this Agreement) which relates to: (i) the existence and the provisions of this Agreement and of any agreement entered into pursuant to this Agreement; or (ii) the negotiations relating to this Agreement (and any such other agreements); (iii) (in the case of the Seller) any information relating to the business, financial or other affairs (including future plans and targets) of the Investor’s Group; or 15

(iv) (in the case of the Investor) any information relating to the business, financial or other affairs (including future plans and targets) of the Seller’s Group as constituted after Remaining Closing. 8.2.2 Clause 8.2.1 shall not prohibit disclosure or use of any information if and to the extent: (i) the disclosure or use is required by the Laws, any governmental or regulatory body or any stock exchange on which the shares of a party or its holding company are listed (including where this is required as part of any actual or potential offering, placing and/or sale of securities of any member of the Seller’s Group or the Investor’s Group); (ii) the disclosure or use is required to vest the full benefit of this Agreement in the Seller or the Investor; (iii) the disclosure or use is required for the purpose of any judicial proceedings arising out of this Agreement or any other Transaction Document; (iv) the disclosure is made to a Tax Authority in connection with the Tax affairs of the disclosing party or any other entity with which it is grouped for Tax purposes; (v) the disclosure is made to a party to whom assignment is permitted under Clause 9.3.2 on terms that such assignee undertakes to comply with the provisions of Clause 8.2.1 in respect of such information as if it were a party to the Agreement; (vi) the disclosure is made to professional advisers of either party on terms that such professional advisers undertake to comply with the provisions of Clause 8.2.1 in respect of such information as if they were a party to this Agreement; (vii) the information is or becomes publicly available (other than by breach of a Confidentiality Agreement, the Acquisition Agreement, the Further Acquisition Agreement, the Shareholders’ Agreement or of this Agreement); (viii) the other party has given prior written approval to the disclosure or use; (ix) permitted by the Shareholders’ Agreement; or (x) the information is independently developed after Remaining Closing, provided that prior to disclosure or use of any information pursuant to Clause 8.2.2(i), (ii) or (iii), the party concerned shall, where not prohibited by law, consult with the other party insofar as is reasonably practicable before making such disclosure or use. 9 Other Provisions 9.1 Further assurances Each of the parties shall, and shall use reasonable endeavours to procure that any necessary third party shall, from time to time execute such documents and perform such acts and things as either of them may reasonably require to give the other the full benefit of this Agreement. 16

9.2 Whole agreement 9.2.1 This Agreement, the Acquisition Agreement, the Further Acquisition Agreement and the Shareholders’ Agreement contain the whole agreement between the parties relating to the subject matter of this Agreement to the exclusion of any terms implied by law which may be excluded by contract and supersede any previous written or oral agreement between the Seller and the Investor in relation to the Transaction. 9.2.2 Each party agrees and acknowledges that, in entering into this Agreement, it is not relying on any representation, warranty or undertaking not expressly incorporated into it. 9.2.3 Each party agrees and acknowledges that its only right and remedy in relation to any representation, warranty or undertaking made or given in connection with this Agreement shall be for breach of the terms of this Agreement and each of the Seller and the Investor waives all other rights and remedies (including those in tort or arising under statute) in relation to any such representation, warranty or undertaking. 9.2.4 No party shall be entitled to rescind or terminate this Agreement (whether before or after Remaining Closing) for breach of any representation, warranty or undertaking set out in this Agreement, other than pursuant to any such rights which arise in respect of fraud. 9.2.5 Nothing in this Clause 9.2 excludes or limits any liability for fraud. 9.3 Assignment 9.3.1 Except as permitted by Clause 9.3.2 or Clause 9.3.3, no party may without the prior written consent of the other party assign, grant any security interest over, hold on trust or otherwise transfer the benefit of the whole or any part of this Agreement. 9.3.2 The Seller may without the consent of the Investor assign to a member of the Seller’s Group the benefit of the whole or any part of this Agreement provided that: (i) if the assignee ceases to be a member of the Seller’s Group, it shall, before ceasing to be so, assign the benefit so far as assigned to it back to that party or assign the benefit to another member of the Seller’s Group, as the case may be; and (ii) the assignee shall not be entitled to receive under this Agreement any greater amount than that to which the Seller would have been entitled. 9.3.3 The Investor may at any time assign by way of security or grant any charge or other security interest over, all or any part of the benefit of, or its rights or benefits under, this Agreement and/or any other Transaction Document to any person who has agreed at any time to provide finance to the Investor or any other member of the GasD Group and/or to any agent or trustee of such person, provided that, where the Investor or any member of the GasD Group assigns the benefit of, or grants any charge or other security interest over, this Agreement and/or any other Transaction Document in whole or in part to any other person, the liabilities of the Seller under this Agreement, or any other Transaction Document so assigned, to the Investor or the relevant member of the GasD Group and the assignee(s) (taken 17 together) shall be no greater than such liabilities would have been had the assignment not occurred. 9.4 Third party rights A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of, or enjoy any benefit under, this Agreement. 9.5 Variation No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the parties. 9.6 Method of payment and set off 9.6.1 Any payments pursuant to this Agreement shall be made in full, without any set off, counterclaim, restriction or condition and without any deduction or withholding (save as may be required by law or as otherwise agreed). 9.6.2 Any payments pursuant to this Agreement shall be effected by crediting for same day value the account specified by the Seller or the Investor (as the case may be) on behalf of the party entitled to the payment (reasonably in advance and in sufficient detail to enable payment by telegraphic or other electronic means to be effected) on or before the due date for payment. 9.6.3 Payment of a sum in accordance with this Clause 9.6 shall constitute a payment in full of the sum payable and shall be a good discharge to the payer (and those on whose behalf such payment is made) of the payer’s obligation to make such payment and the payer (and those on whose behalf such payment is made) shall not be obliged to see to the application of the payment as between those on whose behalf the payment is received. 9.7 Costs 9.7.1 The Seller shall bear all costs incurred by it and the Seller’s Group in connection with the preparation, negotiation and entry into of this Agreement and the sale of the Remaining Sale Assets. 9.7.2 The Investor shall bear all such costs incurred by it in connection with the preparation, negotiation and entry into of this Agreement and the purchase of the Remaining Sale Assets. 9.8 Stamp Duty and Transfer Taxes The Investor shall bear the cost of all stamp duty, SDRT and all registration and transfer taxes and duties or their equivalents (and, in each case, any interest thereon or penalty in respect thereof) in all jurisdictions where such fees, taxes and duties are payable as a result of the sale and purchase of the Remaining Sale Assets. The Investor shall be responsible for arranging the payment of such stamp duty, SDRT and all other such fees, taxes and 18

FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions. duties, including fulfilling any administrative or reporting obligation imposed by the jurisdiction in question in connection with such payment. The Investor shall indemnify the Seller or any other member of the Seller’s Group against any Losses suffered by the Seller or member of the Seller’s Group as a result of the Investor failing to comply with its obligations under this Clause 9.8. 9.9 Interest If a party defaults in the payment when due of any sum payable under this Agreement, its liability shall be increased to include interest on such sum from the date when such payment is due until the date of actual payment (after as well as before judgment) at a rate per annum of 2 per cent. above LIBOR. Such interest shall accrue from day to day. 9.10 VAT 9.10.1 Where under the terms of this Agreement one party is liable to indemnify or reimburse another party in respect of any costs, charges or expenses, the payment shall include an amount equal to any VAT thereon not otherwise recoverable by the other party or the representative member of any VAT group of which it forms part, subject to that person or representative member using reasonable endeavours to recover such amount of VAT as may be practicable. 9.10.2 If any payment under this Agreement constitutes the consideration for a taxable supply for VAT purposes, then: (i) the supplier shall provide to the payer a valid VAT invoice; and (ii) except where the reverse charge procedure applies, and subject to the provision of a valid VAT invoice in accordance with (i), in addition to that payment the payer shall pay any VAT due. 9.11 Notices 9.11.1 Any notice or other communication in connection with this Agreement (each, a “Notice”) shall be: (i) in writing; and (ii) delivered by hand, email, recorded or special delivery or courier. 9.11.2 A Notice to the Seller shall be sent to the following address, or such other person or address as the Seller may notify to the Investor from time to time: NATIONAL GRID HOLDINGS ONE PLC Registered office of National Grid Holdings One plc from time to time Email: [***] Attention: Group General Counsel and Company Secretary With a copy by email to: Email: [***] 9.11.3 A Notice to the Investor shall be sent to the following address, or such other person or address as the Investor may notify to the Seller from time to time: QUADGAS INVESTMENTS BIDCO LIMITED 18 St Swithin’s Lane London EC4N 8AD 19

FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions. Attention: The Directors With a copy by email to: Email: [***] 9.11.4 A Notice shall be effective upon receipt and shall be deemed to have been received: (i) at 9.00 a.m. on the second Business Day following the date of posting, in the case of recorded delivery; (ii) at the time of delivery, if delivered by hand or courier; or (iii) at the time of sending, if sent by email, provided that receipt shall not occur if the sender receives an automated message indicating that the email has not been delivered to the recipient. 9.12 Amendments to the Further Acquisition Agreement 9.12.1 On and with effect from the date of this Agreement, the Further Acquisition Agreement shall be amended as follows: (i) the words “(excluding the GasD OpCo Adjustment (as defined in the Acquisition Agreement) of £32,711,401)” shall be inserted in the definition of “Distribution Amount” after the words “any Debt actually paid or repaid”; (ii) the words “in each case prior to” in the definition of “Distribution Amount” shall be deleted and substituted with the words “in each case between Closing and”; (iii) the words “Email: [***]” in clause 9.11.3 of the Further Acquisition Agreement shall be deleted and substituted with the words “Email: [***]”; and (iv) the words “With a copy to: [***]” in schedule 6 (Sell Notice) of the Further Acquisition Agreement shall be deleted and substituted with the words “With a copy to: [***]”. 9.12.2 This Clause 9.12 is supplemental to the Further Acquisition Agreement and shall be read and construed as one instrument together with the Further Acquisition Agreement. Except as amended by this Clause 9.12, the Further Acquisition Agreement shall continue in full force and effect. 9.13 Invalidity 9.13.1 If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, the provision shall apply with whatever deletion or modification is necessary so that the provision is legal, valid and enforceable and gives effect to the commercial intention of the parties. 9.13.2 To the extent it is not possible to delete or modify the provision, in whole or in part, under Clause 9.13.1, then such provision or part of it shall, to the extent that it is illegal, invalid or unenforceable, be deemed not to form part of this Agreement and the legality, validity and enforceability of the remainder of this Agreement shall, subject to any deletion or modification made under Clause 9.13.1, not be affected. 20

9.14 Counterparts This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. The parties may enter into this Agreement by executing any such counterpart. 9.15 Governing law and submission to jurisdiction 9.15.1 This Agreement and the documents to be entered into pursuant to it, save as expressly referred to therein, and any non-contractual obligations arising out of or in connection with the Agreement and such documents shall be governed by English law. 9.15.2 Each of the Seller and the Investor irrevocably agrees that the courts of England are to have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement and the documents to be entered into pursuant to it and that accordingly any proceedings arising out of or in connection with this Agreement and the documents to be entered into pursuant to it shall be brought in such courts. Each of the Seller and the Investor irrevocably submits to the jurisdiction of such courts and waives any objection to proceedings in any such court on the ground of venue or on the ground that proceedings have been brought in an inconvenient forum. 9.16 Compliance with anti-bribery and anti-corruption laws 9.16.1 Each party hereby warrants, represents and undertakes to each other party hereto that, in relation to the negotiation, conclusion and performance of this Agreement: (i) neither it nor any of its Affiliates, or any of its or their respective directors, officers, employees and authorized agents, has conducted any act in violation of applicable anti-bribery laws; and (ii) it shall promptly notify each other party if it becomes aware of or has specific suspicions that any corruption or bribery occurred. 21

In witness whereof this Agreement has been duly executed and delivered as a deed on the date first stated above. SIGNED as a DEED by /s/ Chris Waters Chris Waters on behalf of NATIONAL GRID HOLDINGS ONE PLC: In the presence of: /s/ Deborah Waller Name: Deborah Waller Address: 1-3 Strand, London WC2N 5EH Occupation: Solicitor SIGNED as a DEED by QUADGAS INVESTMENTS BIDCO LIMITED acting by /s/ Perry Noble Perry Noble a Director /s/ Martin Bradley Martin Bradley a Director Signature page to Remaining Acquisition Agreement 22

Schedule 1 Remaining Closing Obligations (Clause 6.3) Part A: Seller’s Obligations On Remaining Closing, the Seller shall deliver or make available to the Investor the following: (i) evidence of the due fulfilment of any Permitted Regulatory Conditions for which the Seller is responsible; (ii) duly executed instrument(s) for the transfer of the Remaining Shares in favour of the Investor; (iii) duly executed instrument(s) for the assignment of the Seller Debt to the Investor; (iv) a power of attorney in such form and in favour of such person as the Investor may nominate to enable the Investor to exercise all rights of ownership over the Remaining Shares, including without limitation, voting rights; (v) the share certificate(s) representing the Remaining Shares; and (vi) evidence that the Seller is authorised to execute this Agreement and each of the Transaction Documents to be executed by the Seller; (vii) resignations, in such form as the Investor may reasonably nominate, from their respective offices of each Director appointed by the Seller; and (viii) a notification signed on behalf of the Seller informing GasD HoldCo that it ceased to be a registrable relevant legal entity in relation to GasD HoldCo within the meaning of section 790C Companies Act 2006 (with any applicable modifications) on the Remaining Closing Date. Part B: Investor’s Obligations On Remaining Closing, the Investor shall deliver or make available to the Seller the following: (i) evidence of the due fulfilment of any Permitted Regulatory Conditions for which the Investor is responsible; and (ii) evidence that the Investor is authorised to execute this Agreement and any other Transaction Document due to be executed by the Investor. 23

Schedule 2 Seller’s Warranties (Clause 7.1) 1 Remaining Shares 1.1 The Seller is the sole legal and beneficial owner of the Remaining Shares and has the right to exercise all voting and other rights over the Remaining Shares. 1.2 The Remaining Shares have been properly and validly issued and allotted, are fully paid or credited as fully paid and free from all Encumbrances. 1.3 No person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, conversion, issue, registration, sale or transfer or repayment of any share or loan capital or any other security giving rise to a right over the Remaining Shares under any option, agreement or other arrangement (including conversion rights and rights of pre-emption) other than pursuant to this Agreement or the Shareholders’ Agreement. 2 Seller Debt 2.1 The Seller is the sole legal and beneficial owner of the Seller Debt and has the right to receive all amounts of outstanding principal and accrued but unpaid interest in respect of the Seller Debt from time to time. 2.2 The Seller Debt is free from all Encumbrances. 3 Incorporation The Seller is validly existing and is a company duly incorporated under the laws of England and Wales. 4 Authority to enter into Agreement 4.1 The Seller has the legal right and full power and authority to enter into and perform each Transaction Document to be executed by the Seller. 4.2 Each Transaction Document to be executed by the Seller will, when executed, constitute valid and binding obligations on the Seller in accordance with its terms. 5 Authorisation The Seller has taken or will have taken by Remaining Closing all corporate action required by it to authorise it to enter into and perform each Transaction Document to be executed by the Seller. 24

Schedule 3 Warranties given by the Investor (Clause 7.2) 1 Authority and Capacity 1.1 Incorporation The Investor is validly existing and is a company duly incorporated under the laws of England and Wales. 1.2 Authority to enter into Agreement 1.2.1 The Investor has the legal right and full power and authority to enter into and perform each Transaction Document to be executed by the Investor. 1.2.2 Each Transaction Document to be executed by the Investor will, when executed, constitute valid and binding obligations on the Investor in accordance with its terms. 1.3 Authorisation The Investor has taken or will have taken by Remaining Closing all corporate action required by it to authorise it to enter into and perform each Transaction Document to be executed by the Investor. 2 Insolvency etc. 2.1 The Investor is not insolvent or unable to pay its debts as they fall due. 2.2 There are no proceedings in relation to any compromise or arrangement with creditors or any winding up, bankruptcy or other insolvency proceedings concerning any member of the Investor’s Group which may adversely affect the ability of the Investor to comply with this Agreement and no events have occurred which, under applicable laws, would justify such proceedings. 2.3 So far as the Investor is aware, no steps have been taken to enforce any security over any assets of any member of the Investor’s Group which may adversely affect the ability of the Investor to comply with this Agreement and no event has occurred to give the right to enforce such security. 25

Schedule 4 Limits and Claims Part A – Seller’s Warranties 1 Limitation of Liability 1.1 Time limitation for breach of the Seller’s Warranties The Seller shall not be liable for a breach of any of the Seller’s Warranties unless the Investor has notified the Seller of the claim specifying the matters set out in paragraph 2.1 within 12 months following the Remaining Closing Date. 1.2 Maximum liability The aggregate liability of the Seller for breach of any of the Seller’s Warranties shall not exceed the Remaining Acquisition Payment. 1.3 No double recovery and no double counting No party may recover for breach of or under this Agreement or otherwise more than once in respect of the same Losses suffered or amount for which the party is otherwise entitled to claim (or part of such Losses or amount), and no amount (including any Relief) (or part of any amount) shall be taken into account, set off or credited more than once for breach of or under this Agreement or otherwise, with the intent that there will be no double counting for breach of or under this Agreement or otherwise. 1.4 Mitigation of Losses The Investor shall procure that all reasonable steps are taken and all reasonable assistance is given to avoid or mitigate any Losses which in the absence of mitigation might give rise to a liability for any claim for breach of the Seller’s Warranties. 1.5 Fraud None of the limitations contained in this paragraph 1 shall apply to any claim for breach of the Seller’s Warranties to the extent it arises or is increased as a result of fraud by the Seller. 2 Claims 2.1 Notification of potential claims If the Investor becomes aware of any fact, matter or circumstance that may give rise to a claim for breach of any of the Seller’s Warranties then the Investor shall as soon as reasonably practicable give a notice in writing to the Seller setting out such information as is available to the Investor concerning the potential claim. 2.2 Notification of claims Notice of any claim arising from a breach of any of the Seller’s Warranties shall be given by the Investor to the Seller within the time limit specified in paragraph 1.1. 26

2.3 Commencement of Proceedings Any claim notified pursuant to paragraph 2.2 shall (if it has not been previously satisfied, settled or withdrawn) be deemed to be irrevocably withdrawn six months after the notice is given pursuant to paragraph 2.2, unless at the relevant time legal proceedings in respect of the claim have been commenced by being both issued and served. Part B – Claims Only For the avoidance of doubt, this Part B of Schedule 4 does not apply to claims for breach of any of the Seller’s Warranties. 1 Limitation of Liability 1.1 Time limitation for Claims The Seller shall not be liable for any Claim unless a notice of the Claim is given by the Investor to the Seller within 24 months following the Remaining Closing Date. 1.2 Minimum Claims 1.2.1 The Seller shall not be liable for any individual Claim (or a series of Claims arising from substantially identical facts or circumstances) where the liability agreed or determined for any such Claim or series of Claims does not exceed £5 million. 1.2.2 Where the liability agreed or determined in respect of any Claim or series of Claims (as the case may be) exceeds the amount referred to in paragraph 1.2.1, the Seller shall be liable for the full amount of all such Claims and not just the excess. 1.3 Aggregate minimum Claims 1.3.1 The Seller shall not be liable for any Claim unless the aggregate amount of all Claims for which the Seller would otherwise be liable exceeds an amount equal to 2 per cent. of the Remaining Acquisition Payment. 1.3.2 Where the liability agreed or determined in respect of all Claims referred to in paragraph 1.3.1 exceeds the amount referred to in paragraph 1.3.1, the Seller shall be liable for the full amount of all such Claims and not just the excess. 1.4 Maximum liability The aggregate liability of the Seller for all Claims shall not exceed an amount equal to 10 per cent. of the Remaining Acquisition Payment. 1.5 Contingent liabilities The Seller shall not be liable for any Claim in respect of any liability which is contingent unless and until such contingent liability becomes an actual liability and is due and payable. 1.6 Losses The Seller shall not be liable for any Claim in respect of any loss of profit, loss of goodwill or any indirect or consequential losses. 27

1.7 Matters arising subsequent to this Agreement The Seller shall not be liable for any Claim to the extent that the Losses occasioned by the Claim have arisen as a result of: 1.7.1 Agreed matters any matter or thing done or omitted to be done pursuant to and in compliance with this Agreement or any other Transaction Document or otherwise at the request in writing or with the approval in writing of the Investor; 1.7.2 Acts of the Investor any act, omission or transaction of the Investor or any member of the Investor’s Group or any of the GasD Group Companies, or their respective directors, officers, employees or agents or successors in title, after Remaining Closing: (i) outside the ordinary course of business; or (ii) otherwise than in order to comply with law, pursuant to a legally binding commitment to which the GasD Group is subject on or before Remaining Closing or in accordance with or approved under the Shareholders’ Agreement; 1.7.3 Changes in legislation, regulation or practice (i) the passing of, or any change in, after the date of this Agreement, any law, rule, regulation or administrative practice of any government, governmental department, agency or regulatory body, including (without prejudice to the generality of the foregoing) any increase in the rates of Taxation or any imposition of Taxation or any withdrawal of relief from Taxation not actually (or prospectively) in effect at the date of this Agreement; (ii) any change after the date of this Agreement of any generally accepted interpretation or application of any legislation; or (iii) any change after the date of this Agreement of any generally accepted accounting principles, procedure or practice; or 1.7.4 Accounting and Taxation policies any change in accounting or Taxation policy, bases or practice of the Investor, the Investor’s Group or the GasD Group Companies introduced or having effect after the date of this Agreement. 1.8 Insurance The Seller shall not be liable for any Claim to the extent that the Losses in respect of which the Claim is made: (i) are covered by a policy of insurance; or (ii) would have been covered if the policies of insurance for the benefit of the GasD Group Companies in force at the date of Remaining Closing had been maintained after Remaining Closing on no less favourable terms. 1.9 Investor’s right to recover 1.9.1 Recovery for Actual Liabilities 28

The Seller shall not be liable to pay an amount in discharge of any Claim unless and until the liability for which the Claim is made has become due and payable. 1.9.2 Prior to recovery from the Seller etc. If, before the Seller pays an amount in discharge of any Claim, the Investor, any member of the Investor’s Group or any GasD Group Company recovers or is entitled to recover (whether by payment, discount, credit, relief, insurance or otherwise) from a third party a sum which indemnifies or compensates the Investor, any member of the Investor’s Group or any GasD Group Company (in whole or in part) for the loss or liability which is the subject matter of the Claim, the Investor shall procure that, before steps are taken to enforce a Claim against the Seller following notification under paragraph 2.2 or under any other Transaction Document, all reasonable steps are taken to enforce the recovery against the third party and any actual recovery (less any Taxation suffered thereon and any reasonable costs incurred in obtaining such recovery) shall reduce or satisfy, as the case may be, such Claim to the extent of such recovery. 1.9.3 Following Recovery from the Seller etc. (i) If the Seller has paid an amount in discharge of any Claim and subsequently the Investor, any member of the Investor’s Group or any GasD Group Company is entitled to recover (whether by payment, discount, credit, relief, insurance or otherwise) from a third party a sum which indemnifies or compensates the Investor, any member of the Investor’s Group or any GasD Group Company (in whole or in part) for the loss or liability which is the subject matter of the Claim, the Investor shall procure that all steps are taken as the Seller may reasonably require to enforce such recovery and shall pay to the Seller as soon as practicable after receipt an amount equal to: (i) any sum recovered from the third party less any Taxation suffered thereon and less any costs and expenses incurred in obtaining such recovery; or, if less, (ii) the amount previously paid by the Seller to the Investor; and (ii) Any payment made by the Investor to the Seller under this paragraph 1.9.3 shall, to the extent possible, be made by way of further adjustment of the Remaining Share Consideration and the provisions of Clause 3.3 shall apply mutatis mutandis. 1.10 No double recovery and no double counting No party may recover for breach of or under this Agreement or otherwise more than once in respect of the same Losses suffered or amount for which the party is otherwise entitled to claim (or part of such Losses or amount), and no amount (including any Relief) (or part of any amount) shall be taken into account, set off or credited more than once for breach of or under this Agreement or otherwise, with the intent that there will be no double counting for breach of or under this Agreement or otherwise. 1.11 Mitigation of Losses The Investor shall procure that all reasonable steps are taken and all reasonable assistance is given to avoid or mitigate any Losses which in the absence of mitigation might give rise to a liability for any claim for breach of or under this Agreement. 29

1.12 Fraud None of the limitations contained in this Part B shall apply to any claim for breach of or under this Agreement to the extent it arises or is increased as a result of fraud by the Seller. 2 Claims 2.1 Notification of potential Claims If the Investor becomes aware of any fact, matter or circumstance that may give rise to a Claim or a Cornerstone Claim then the Investor shall as soon as reasonably practicable give a notice in writing to the Seller setting out such information as is available to the Investor concerning the potential Claim or Cornerstone Claim. 2.2 Notification of Claims Notice of any Claim shall be given by the Investor to the Seller within the time limits specified in paragraph 1.1 of this Part B. 2.3 Commencement of proceedings Any Claim notified pursuant to paragraph 2.1 or 2.2 shall (if it has not been previously satisfied, settled or withdrawn) be deemed to be irrevocably withdrawn six months after: 2.3.1 the notice is given pursuant to paragraph 2.1 or 2.2 (as the case may be); or 2.3.2 where paragraph 1.5 applies, a contingent liability becomes an actual liability, unless at the relevant time legal proceedings in respect of the Claim have been commenced by being both issued and served. 2.4 Investigation by the Seller In connection with any matter or circumstance that may give rise to a Claim: 2.4.1 the Investor on the one hand and the Seller on the other hand shall allow, and shall procure that the relevant GasD Group Company allows, the other party and its financial, accounting or legal advisers to investigate the matter or circumstance alleged to give rise to the Claim and whether and to what extent any amount is payable in respect of such Claim; and 2.4.2 the Investor on the one hand shall disclose to the Seller on the other hand all material of which the Investor is aware which relates to the Claim and shall procure that any other GasD Group Companies shall give, subject to their being paid all reasonable costs and expenses, all such information and assistance, including access to premises and personnel, making such personnel available for factual interviews, preparation for testimony, giving evidence, producing affidavits and other similar activities, and the right to examine and copy or photograph any assets, accounts, documents and records, as the Seller or its financial, accounting or legal advisers may reasonably request subject to the Seller agreeing in such form as the Investor may reasonably require to keep all such information confidential and to use it only for the purpose of investigating and defending the Claim in question. 30

FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions. Schedule 5 Sell Notice To: Quadgas Investments Bidco Limited 18 St Swithin’s Lane London EC4N 8AD United Kingdom Attention: The Directors With a copy to: [***] [Date] 2018 Dear Sirs, We, National Grid Holdings One plc, refer to the Remaining Acquisition Agreement dated [●] April 2018 and made between yourselves, and ourselves (the “Agreement”) and to the right granted to us pursuant to Clause 4.1 of the Agreement to require you to purchase the Remaining Sale Assets. Defined terms in this notice shall have the meanings set out in the Agreement. This is the Sell Notice referred to in the Agreement. 1 Remaining Sale Assets We hereby give notice under and pursuant to Clause 4.1 of the Agreement that we wish to sell to you the Remaining Sale Assets. The Remaining Sale Assets comprise the following: (i) Remaining Shares: [Insert number] (ii) Seller Debt: [Insert amount] 2 Permitted Regulatory Conditions [Insert details of any Permitted Regulatory Conditions] 3 Remaining Closing Date Subject to Clause 6.2 of the Agreement, the Remaining Closing Date shall be [●] 2019. Yours faithfully, ____________________ For and on behalf of National Grid Holdings One plc 31

FOIA confidential treatment requested: [***] indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to such omitted portions. Schedule 6 Purchase Notice To: National Grid Holdings One plc 1-3 Strand London WC2N 5EH United Kingdom Attention: Group General Counsel and Company Secretary Email: [***] With a copy by email to: Email: [***] [Date] 2019 Dear Sirs, We, Quadgas Investments Bidco Limited, refer to the Remaining Acquisition Agreement dated [●] April 2018 and made between yourselves, and ourselves (the “Agreement”) and to the right granted to us pursuant to Clause 4.2 of the Agreement to require you to transfer to us the Remaining Sale Assets. Defined terms in this notice shall have the meanings set out in the Agreement. This is the Purchase Notice referred to in the Agreement. 1 Remaining Sale Assets We hereby give notice under and pursuant to Clause 4.2 of the Agreement that we wish to acquire the Remaining Sale Assets from you. The Remaining Sale Assets comprise the following: (i) Remaining Shares: [Insert number] (ii) Seller Debt: [Insert amount] 2 Permitted Regulatory Conditions [Insert details of any Permitted Regulatory Conditions] 3 Remaining Closing Date Subject to Clause 6.2 of the Agreement, the Remaining Closing Date shall be [●] 2019. Yours faithfully, ____________________ For and on behalf of Quadgas Investments Bidco Limited 32